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                            EXHIBIT 5



                                             December 15, 1997


Unit Corporation
1000 Galleria Tower I
7130 South Lewis
Tulsa, Oklahoma 74170

     Re: Unit Corporation; Form S-3 Registration Statement

Ladies and Gentlemen:

     We have acted as special counsel to Unit Corporation (the "Company") in connection with the Form S-3 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed offer and sale from time to time by certain Selling Stockholders (as defined in the Registration Statement) of up to 1,300,000 shares of the Company's common stock, par value $.20 per share ("Common Stock").

     In reaching the conclusions expressed in this opinion, we have (a) examined such corporate records, certificates of officers, other documents, and questions of law as we have considered necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

     On the basis of such examination and review, we are of the opinion that the shares covered by the Registration Statement are validly issued, fully paid, and non-assessable shares of Common Stock.

     We consent to the reference to our firm under the heading "Legal Opinion" and to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                       Very truly yours,


                                       CONNERS & WINTERS
                                       A Professional Corporation